ASSET PURCHASE AGREEMENT

by and among

QUEST RESOURCE MANAGEMENT GROUP, LLC,

GREEN REMEDIES WASTE AND RECYCLYING, inc.,

ALAN ALLRED

and

QUEST RESOURCE HOLDING CORPORATION

Dated as of October 19, 2020

TABLE OF CONTENTS

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EXHIBITS:

Exhibit A	-	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Employment Agreement
Exhibit D	-	Form of Consideration Agreement
Exhibit E	-	Form of Lease
Exhibit F	-	Form of Promissory Note

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 19, 2020, is entered into by and among Quest Resource Management Group, LLC, a Delaware limited liability company (the “Buyer”), Green Remedies Waste and Recycling, Inc., a North Carolina corporation (the “Seller” or the “Company”), Alan Allred (the “Shareholder”), and Quest Resource Holding Corporation, a Nevada corporation (“Parent”). Buyer, Seller, the Shareholder and Parent are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.       Seller is engaged in the business of providing solid waste management services on a brokerage and/or contract services basis for the commercial and community/multifamily housing markets in the United States of America (the “Business”);

B.       Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of the assets of Seller used in or relating to the Business or otherwise, and Seller desires to transfer to Buyer, and Buyer desires to assume from Seller, certain limited liabilities of Seller as hereinafter specified; and

C.       The Shareholder, who is the sole registered and beneficial owner of all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of Seller, desires that the foregoing be effected.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1.          Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer or causes to be sold, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, subject to Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets and properties of Seller, or otherwise used in the Business and owned by Seller of every kind, character and description, tangible or intangible, real, personal or mixed, and wherever located (other than the Excluded Assets), including but not limited to those listed on Section 1.1 of the Seller Disclosure Schedule (collectively, the “Purchased Assets”).

Section 1.2.          Excluded Assets. The Purchased Assets to be purchased and sold hereunder, and the term “Purchased Assets” as used herein, shall not include the specified assets of Seller listed on Section 1.2 of the Seller Disclosure Schedule (collectively, the “Excluded Assets”).

Section 1.3.          Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due (a) all liabilities and obligations of Seller under the Assumed Contracts to the extent such liabilities and obligations are to be performed after the Closing and do not arise out of or relate to a breach of any Assumed Contract or this Agreement; provided, that Buyer shall not assume any liability or obligation arising out of or relating to any occurrence, event or other condition existing or happening on or prior to the Closing Date, and (b) only such liabilities listed on Section 1.3 of the Seller Disclosure Schedule (collectively, the “Assumed Liabilities”).

Section 1.4.          Excluded Liabilities. Other than the Assumed Liabilities, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all liabilities and obligations of Seller of any nature whatsoever, whether past, current or future, whether accrued, contingent, known or unknown, including but not limited to the liabilities listed on Section 1.4 of the Seller Disclosure Schedule (collectively, the “Excluded Liabilities”).

Section 1.5.          The Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the earliest practicable date after which all conditions to the obligations of the Parties set forth in Section 1.13 and Section 1.14 have been satisfied or waived by the party entitled to waive same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Seller and Buyer may mutually agree upon in writing on the date hereof (the “Closing Date”). The Closing shall occur electronically, with the Parties exchanging all signature pages to the documents specified herein via email delivery and with the originals to follow by overnight delivery. The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the Closing Date.

Section 1.6.          Purchase Price.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale by Seller of the Business and Purchased Assets to Buyer, in addition to the assumption of the Assumed Liabilities, the purchase price to be paid by Buyer at the Closing shall be an amount equal to (i) $10,869,599 in cash (the “Cash Payment”), plus or minus (ii) the Preliminary Working Capital Adjustment set forth in Section 1.6(b), plus (iii) a promissory note in the aggregate principal amount of $2,684,250 and in the form attached hereto as Exhibit F (the “Note”), in each case to be paid in accordance with Section 1.6(c) (the “Initial Purchase Price”). The Initial Purchase Price shall be subject to adjustment pursuant to Section 1.7 plus (iv) $2,684,250 in additional consideration to be paid in either cash or shares of Parent Common Stock or any combination thereof (it being understood that the number of shares to be issued shall be determined in accordance with the Consideration Agreement in the form attached hereto as Exhibit D (the “Consideration Agreement”)), at Parent’s option (the “Additional Consideration”) plus (v) the Earn-Out Payment, if and when payable pursuant to Section 1.9 (as so adjusted, the “Purchase Price”).

(b)               On or prior to the Closing, the Seller shall have delivered to the Buyer a written statement (the “Purchase Price Closing Settlement Statement”), setting forth (i) the Seller’s good faith estimate, based upon its most recently available month end internal financial statements prior to the Closing, of the amount of the Closing Working Capital (the “Preliminary Working Capital”) and the amount by which the Preliminary Working Capital exceeds or is less than the Target Working Capital (such difference, the “Preliminary Working Capital Adjustment”), (ii) the aggregate amount of Seller’s Indebtedness as of the Closing Date (which shall be the same as the amount thereof specified in the payoff letters described in Section 1.11(g)), together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, (iii) the aggregate amount of Seller Transaction Expenses unpaid as of the Closing Date, together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, and (iv) based on the foregoing, the amount to be paid to Seller by Buyer at the Closing.

(c)               At the Closing, the Buyer will pay the Initial Purchase Price as follows:

(i)                 Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to (A) the Escrow Fund to such account provided by the Escrow Agent to Buyer and Seller no later than three (3) days prior to the Closing Date; (B) Seller’s Indebtedness, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement; (C) the unpaid Seller Transaction Expenses, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement; and (D) after payment of (A), (B) and (C) above, the balance of the Cash Payment will be paid to the Seller in the amount and to such account set forth on the Purchase Price Closing Settlement Statement; and

(ii)              Buyer shall deliver to Seller the Note duly executed in favor of Seller.

Section 1.7.          Working Capital Adjustment. The Purchase Price shall be adjusted after the Closing in accordance with the following procedures:

(a)               Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Initial Statement”) calculating and setting forth the actual Working Capital as of the Closing Date (the amount calculated and set forth on such Initial Statement, the “Initial Working Capital”), which statement shall be in substantially the same format as set forth in Section 1.7(a) of the Seller Disclosure Schedule and include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement, the Target Working Capital and the Initial Working Capital shall be prepared in accordance with GAAP, consistent with, but subject to, the methodologies and non-GAAP treatment as set forth on Section 1.7(a) of the Seller Disclosure Schedule.

(b)               During the thirty (30) days immediately following Seller’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Seller shall be permitted to review Buyer’s working papers and any working papers of Buyer’s independent accountants relating to the preparation of the Initial Statement and the calculation of the Initial Working Capital, as well as all of the books, records and other relevant information relating to the Initial Working Capital with respect to the period up to and including the Business Day immediately prior to the Closing Date, and Buyer shall make reasonably available to Seller the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement and the Initial Working Capital; provided, however, that the independent accountants of Buyer shall not be obligated to make any working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)               Seller shall notify Buyer in writing (the “Adjustment Notice”) prior to the expiration of the Purchase Price Adjustment Review Period if Seller disagrees with the Initial Statement or the Initial Working Capital. The Adjustment Notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller’s determination of the amount of the Initial Working Capital. Any items not disputed in the Adjustment Notice shall be deemed to have been accepted by Seller. If no Adjustment Notice is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement and the Initial Working Capital set forth in the Initial Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the last sentence of Section 1.7(e).

(d)               During the thirty (30) days immediately following the delivery of an Adjustment Notice (the “Purchase Price Adjustment Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Adjustment Notice.

(e)               If, at the end of the Purchase Price Adjustment Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Adjustment Notice, then Seller and Buyer shall submit all matters that remain in dispute with respect to the Adjustment Notice (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to a regional or national firm of independent accountants mutually acceptable to Seller and Buyer (the “Independent Accountant”). Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Seller and Buyer, in accordance with this Section 1.7(e), of the appropriate amount of each of the line items in the Initial Statement as to which Seller and Buyer disagree as specified in the Adjustment Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Adjustment Notice or Buyer in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Adjustment Notice that remain in dispute. The statement of the Working Capital as of the Closing and the determination of the Working Capital set forth therein that are final and binding on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise) pursuant to Section 1.7(a) or (c) or through the determination of the Independent Accountant pursuant to this Section 1.7(e), are referred to herein as the “Final Statement” and the “Final Working Capital”, respectively. The date on which the Final Working Capital is finally determined in accordance with this Section 1.7(e) is hereinafter referred to as the “Determination Date.”

(f)                The cost of the Independent Accountant’s review and determination shall be shared equally by Seller and Buyer. Seller and Buyer shall each bear the fees of their respective counsel, auditors and other representatives incurred in connection with the determination and review of the Initial Statement. During the review by the Independent Accountant, Buyer and Seller shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 1.7(e); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(g)               As used herein, the “Final Working Capital Adjustment” may be a positive or negative amount, and shall be equal to the Final Working Capital minus the Target Working Capital. Upon the determination of the Final Working Capital Adjustment on the Determination Date, the Initial Purchase Price shall be recomputed using the Final Working Capital Adjustment instead of the Preliminary Working Capital Adjustment. If such recomputation results in an increase of the Initial Purchase Price, the Buyer shall pay to the Seller an amount in cash equal to such increase within five (5) Business Days after the Determination Date. If such recomputation results in a decrease of the Initial Purchase Price, then Buyer shall be entitled to receive from the Escrow Fund an amount in cash equal to such decrease within five (5) Business Days after the Determination Date.

Section 1.8.          Allocation of Purchase Price.

(a)               Buyer shall prepare an allocation (the “Allocation Schedule”) of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which Allocation Schedule shall be binding upon Seller. Based upon the terms hereof and the Seller Disclosure Schedule, a preliminary Allocation Schedule prepared by Buyer is included herein as Schedule A. Buyer shall deliver such Allocation Schedule to Seller within sixty (60) days after the Closing Date. Buyer and Seller shall report, act, and file Company Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Allocation Schedule prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable law.

(b)               If Seller provides a notice of objections (the “Notice of Objections”) to Buyer within fifteen (15) Business Days of receipt of the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve the objections raised by Seller in the Notice of Objections. If Buyer and Seller fail to resolve the objections raised by Seller within thirty (30) days after receipt of the Notice of Objections, then the dispute shall be resolved by the Independent Accountant. Buyer, on the one hand, and Seller, on the other hand, shall share equally the fees and expenses of the Independent Accountant for this purpose. The Parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, as originally provided by Buyer (if Seller does not provide a timely Notice of Objections), as agreed to by Buyer and Sellers, or as determined by the Independent Accountant, as the case may be (in each case, the “Final Allocation Schedule”), and shall not take any action or position that is inconsistent therewith. The Parties shall update the Final Allocation Schedule to reflect any further adjustments to the Purchase Price in a manner consistent with the principles used to create the Final Allocation Schedule, and the Parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Final Allocation Schedule, as revised, and shall not take any action or position that is inconsistent therewith.

Section 1.9.          Earn-Out Payment.

(a)               Seller shall be entitled to receive a payment (the “Earn-Out Payment”), payable in cash following the Earn-Out End Date, to be determined and paid in accordance with this Section 1.9 and the principles and requirements of Section 1.9 (a) of the Seller Disclosure Schedule. The Earn-Out Payment shall be $650,000, in the event the organic CAGR in Adjusted Gross Profit from the twelve (12) month period ended on December 31, 2019 through the Earn-Out Date (the “Earn-Out Period”) attributed to the Acquired Business and any Additional Assets is at least ten percent (10%)(the “Earn-Out Threshold”), as illustrated in Section 1.9(a) of the Seller Disclosure Schedule. The Earn-Out Payment shall increase in accordance with Section 1.9(a) of the Seller Disclosure Schedule, to the extent the organic CAGR in Adjusted Gross Profit attributed to the Acquired Business and any Additional Assets exceeds the Earn-Out Threshold but is fifteen percent (15%) or less, and shall subsequently increase thereafter in accordance with Section 1.9(a) of the Seller Disclosure Schedule, to the extent the organic CAGR in Adjusted Gross Profit attributed to the Acquired Business and any Additional Assets exceeds fifteen percent (15%) but is twenty percent (20%) or less; provided, that the Earn-Out Payment shall in no event exceed $2,250,000 (the “Maximum Earnout”); and provided, further that the Shareholder remains employed by the Buyer through the Earn-Out End Date pursuant to the terms of the Employment Agreement (the “Employment Condition”). Notwithstanding anything set forth herein to the contrary, if the Shareholder is terminated by Buyer upon Disability, Death or Without Cause or if Shareholder terminates his employment for Good Reason (each as defined in the Employment Agreement) during the Initial Term (as defined in the Employment Agreement), then the Employment Condition shall be disregarded and Shareholder shall be entitled to receive a pro-rated Earn-Out Payment, if any, earned in accordance with the provisions of this Section 1.9; it being understood that any Earn-Out Payment shall be determined based on unaudited numbers to the extent any year-end audit is not complete at the time of calculation. The Buyer and Parent shall use commercially reasonable and good faith efforts to achieve the Maximum Earnout for the benefit of Buyer and Seller. In the event of the occurrence of a change in the ownership or control of the Business following the Closing Date but prior to the Earn-Out End Date, the Buyer shall use commercially reasonable and good faith efforts to achieve the Earn-Out Payment (to the maximum extent thereof). Buyer agrees (i) to act in good faith at all times during the Earn-Out Period; (ii) to not fail to take any action that would be required by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the Business of Seller; and (iii) to allocate adequate resources to the achievement of the Earn-Out Threshold.

(b)               As promptly as practicable following the expiration of each calendar quarter commencing with the fourth fiscal quarter of 2020 and continuing through the Earn-Out End Date (but not later than ninety (90) days therefrom for the quarterly reports and, with respect to the fourth fiscal quarter of a calendar year, not later than the earlier of (x) ninety (90) days therefrom or (y) ten (10) days following the completion of Buyer’s year-end audit), Buyer shall prepare and deliver to Seller a preliminary report (the “Preliminary Earn-Out Statement”) which shall include Buyer’s calculation of the organic CAGR in Adjusted Gross Profit attributable to the Acquired Business and any Additional Assets for and including the period then ending.

(c)               Promptly following receipt of the Preliminary Earn-Out Statement, Seller may review the same and, within thirty (30) days after the date of such receipt, may deliver to Buyer a certificate setting forth any objections to the Preliminary Earn-Out Statement, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an “Earn-Out Objection Notice”). If Seller does not so object within such 30-day period, the Preliminary Earn-Out Statement shall be final and binding as the Earn-Out Statement for the Earn-Out Period for purposes of this Agreement.

(d)               During the thirty (30) days immediately following the delivery of an Earn-Out Objection Notice (the “Earn-Out Objection Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Earn-Out Objection Notice.

(e)               If, at the end of the Earn-Out Objection Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Earn-Out Objection Notice, then Seller and Buyer shall submit all matters that remain in dispute with respect to the Earn-Out Objection Notice (along with a copy of the Preliminary Earn-Out Statement marked to indicate those line items that are in dispute) to the Independent Accountant. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Seller and Buyer, in accordance with this Section 1.9(e), of the appropriate amount of each of the line items in the Preliminary Earn-Out Statement as to which Seller and Buyer disagree as specified in the Earn-Out Objection Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Earn-Out Objection Notice or Buyer in the Preliminary Earn-Out Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Earn-Out Objection Notice that remain in dispute. The determination of the organic CAGR in Adjusted Gross Profit attributable to the Acquired Business and any Additional Assets for the Earn-Out Period set forth therein that is final and binding on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise) pursuant to Section 1.9(c) or (d) or through the determination of the Independent Accountant pursuant to this Section 1.9(e), are referred to herein as the “Earn-Out Statement”.

(f)                Within thirty (30) days of the determination of the final and binding Earn-Out Payment in accordance with this Section 1.9, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, the total final and binding Earn-Out Payment amount to the Seller and to such account set forth on the Purchase Price Closing Settlement Statement or such alternative account designated by Seller as delivered in writing to Buyer before executing such wire transfer. To the extent the Buyer is unable to pay the Earn-Out Payment, whether whole or in part, in cash as contemplated by this Section 1.9(f), Parent shall promptly issue the applicable unpaid portion of the Earn-Out Payment to the Seller in shares of Parent Common Stock, with such number of shares of Parent Common Stock to be computed based on a per share price equal to the volume weighted average price of the Parent Common Stock on the Nasdaq Capital Market during the thirty (30) consecutive trading days ending on the trading day prior to the payment date, rounded down to the nearest whole share.

Section 1.10.      Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and would adversely affect Seller’s ability to convey the interest or impair the interest as conveyed to Buyer. Seller shall use best efforts to obtain each of the required consents or waivers of third parties set forth in Section 1.10 of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer (the “Required Consents”), within ninety (90) days following the Closing. If a Required Consent is not obtained within such 90-day period following the Closing Date, or if an attempted assignment would be ineffective or would affect Seller’s ability to convey the interest unimpaired, then, at Buyer’s request, Seller shall use best efforts to cooperate with Buyer in any reasonable arrangement, including performance by Seller or Buyer, as the case may be, as agent for the other, in order to cause Buyer to receive the benefits of such interest, including but not limited to all revenue, Receivables and other cash flow under such interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit all as of the Closing; provided, however, that the Parties will continue to use their best efforts after the Closing to obtain the applicable Required Consent. Any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.

Section 1.11.      Deliveries by Seller and the Shareholder. At the Closing, Seller and the Shareholder, as applicable, shall deliver to Buyer:

(a)               a duly executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”);

(b)               a duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which the Escrow Fund will be held in escrow to satisfy certain potential obligations of Seller and will be released to Seller or Buyer when and as provided therein;

(c)               a duly executed employment agreement, between Buyer or its Subsidiaries and Alan Allred, in the form attached as Exhibit C (the “Employment Agreement”);

(d)               a duly executed Lease in the form attached as Exhibit E (the “Lease”), dated as of the Closing Date, and, at Buyer’s discretion, a duly executed subordination agreement with the landlord under the Lease, in form and substance reasonably satisfactory to Buyer;

(e)               [reserved];

(f)                [reserved];

(g)               (i) copies of payoff letters, in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness of Seller, including but not limited to the Indebtedness set forth on Section 1.11(g) of the Seller Disclosure Schedule, which payoff letters shall discharge fully the then outstanding balance, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to the holders in connection therewith, of such obligations, and (ii) copies of releases, in form and substance reasonably satisfactory to Buyer, of all Liens and other security over Seller’s properties and assets securing all such obligations;

(h)               duly executed assignments of all Intellectual Property owned by the Seller, including any and all domain names;

(i)                 [reserved];

(j)                 a duly executed Consideration Agreement;

(k)               a duly executed Consulting Agreement, in a mutually agreed upon form (the “Consulting Agreement”), between the Buyer and Gary Allred;

(l)                 all documents containing or relating to know-how to be acquired by Buyer pursuant to this Agreement;

(m)             a duly and properly authorized and executed evidence (in form and substance reasonably satisfactory to Buyer) as to the amendment of Seller’s articles of incorporation (the “Organizational Amendment”) changing Seller’s name to another name that does not include any of the following words “Green Remedies Waste and Recycling,” or any variation thereof; and

(n)               all such other documents, certificates, instruments of assignment and transfer as are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to all such documents effecting the transfer to Buyer of all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, subject to Permitted Encumbrances, in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer, and to assist Buyer in exercising all rights with respect thereto.

Section 1.12.      Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, the Shareholder and the Escrow Agent, as applicable:

(a)               the Initial Purchase Price in accordance with Section 1.6(b);

(b)               each of the following documents, duly executed: (i) the Bill of Sale, Assignment and Assumption Agreement, (ii) the Escrow Agreement, (iii) the Employment Agreement, (iv) the Lease, (v) the Note, (vi) assignments with respect to the transfer of any Intellectual Property, (vii) the Consideration Agreement and (viii) the Consulting Agreement; and

(c)               such other documents as are required to be delivered by Buyer to Seller pursuant to this Agreement.

Section 1.13.      Buyer’s Obligations to Close. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties with respect to Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

(b)               The covenants and agreements contained in this Agreement to be performed or complied with by the Seller and the Shareholder on or before the Closing Date shall have been performed or complied with.

(c)               There shall not be in effect any order of a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)               No Action shall be pending or threatened by or before any Governmental Entity against the Seller or the Buyer seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Buyer, is likely to render it undesirable, impossible or unlawful to consummate such transactions.

(e)               [reserved].

(f)                The Seller and the Shareholder shall have delivered all documents, certificates and instruments required hereunder to be delivered by them by or at Closing, including the documents, certificates and instruments identified in Section 1.11.

(g)               [reserved].

(h)               The Seller and the Shareholder shall have confirmed in writing that customer Contracts representing no more than ten percent (10%) of the Seller’s LTM gross profit as of June 30, 2020 shall have terminated on or prior to the Closing.

(i)                 The Buyer shall have received the approval of the Parent Board.

(j)                 The Buyer shall have received the Financing.

(k)               No action by the appropriate Governmental Entities shall have occurred or exists with respect to the certificates of occupancy covering all portions of the Leased Real Property that are improved and occupied that would adversely impact the continued use of such Leased Real Property in its current and contemplated manner, with no restrictions on such use.

Section 1.14.      Seller’s Obligations to Close. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing.

(b)               The Buyer shall have executed, acknowledged (where appropriate) and delivered all documents, certificates and instruments required hereunder to be delivered by it at Closing, including the documents, certificates, instruments and consideration identified in Section 1.12.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Seller and the Shareholder hereby, jointly and severally, represent and warrant to Buyer as of the date hereof as follows:

Section 2.1.          Organization, Standing and Power.

(a)               Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Seller has all requisite corporate power and authority necessary to enable it to use its name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as it has been and is now currently being conducted. Seller is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary.

(b)               True, correct and complete copies of the Organizational Documents of Seller, as currently amended and in effect, have been made available to Buyer prior to the date hereof, and Seller is not in default under or in violation of any provision thereof.

(c)               Seller does not, and has never, owned, directly or indirectly, any capital stock or other equity interests in any Person (except for investments in securities not exceeding 1% of the issued and outstanding equity of any publicly held company). Seller is not subject to any obligation (by Law, contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other Person.

Section 2.2.          Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

Section 2.3.          Title to Purchased Assets. Seller has good, valid and marketable title to, a valid leasehold interest in, or other legal rights to possess or use, the Purchased Assets, free and clear of all Liens other than Permitted Encumbrances. The Purchased Assets (i) constitute all of the assets and properties, including all real property, tangible personal property and intangible personal property, used to conduct the Business as such business is currently conducted, and, are sufficient to conduct the Business from and after the Closing in the same manner as currently conducted by Seller and (ii) are in the exclusive possession and control of Seller and no Person other than Seller is entitled to possession of any portion of the Purchased Assets (except under those circumstances where the nature of the conduct of the Business in the ordinary course thereof requires possession and/or control thereof by third persons). Seller has conveyed to Buyer at and effective upon the Closing good, valid and marketable title to, and ownership of, all of its properties and assets constituting the Purchased Assets and the enforceable right to receive and/or use such Purchased Assets, free and clear of all Liens.

Section 2.4.          Noncontravention; Governmental Approval.

(a)               Except as contemplated by Section 1.10 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not, and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Seller with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which Seller is a party or any of its properties, rights or assets is subject or (iii) any (A) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Seller or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, warning, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to Seller or its properties, rights or assets; (iv) breach any Assumed Contract; or (v) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.

(b)               No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as contemplated by Section 1.10 of the Seller Disclosure Schedule, no consent, waiver, approval or authorization of, or action by, or any notice given to, any third party other than a Governmental Entity pursuant to a Seller Contract or Real Property Lease must be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, including, without limitation, as a result of a change of control of Seller.

Section 2.5.          Capital Structure. Section 2.5 of the Seller Disclosure Schedule sets forth all of the issued and outstanding Shares of Seller as of the date of this Agreement, and such Shares constitute all of the issued, outstanding and authorized Equity Securities of Seller. The Shares of Seller are free of any restriction on the right to vote such Shares. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there are no options, convertible securities, warrants or convertible obligations of any nature to acquire Equity Securities of Seller.

Section 2.6.          Financial Statements; Liabilities.

(a)               Section 2.6(a) of the Seller Disclosure Schedule sets forth (i) the unaudited balance sheets of Seller as of December 31, 2018 and 2019 (the balance sheet as of December 31, 2019, the “2019 Balance Sheet”), (ii) the unaudited balance sheet of Seller as of June 30, 2020 (the “Reference Balance Sheet”), (iii) the unaudited statements of operations and cash flows of Seller for the years ended December 31, 2018 and 2019, (iv) the unaudited statements of operations and cash flows of Seller for the six months ended June 30, 2020 (the balance sheets and statements of operations and cash flows referred to in clauses (i) and (iii) above, together with any notes thereto, being collectively referred to as the “Annual Financial Statements”; the balance sheets and statements of operations and cash flows referred to in clauses (ii) and (iv) above, together with any notes thereto, being collectively referred to as the “Interim Financial Statements”; and the Annual Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”). Except as set forth on Section 2.6(a) of the Seller Disclosure Schedule, the Interim Financial Statements have been prepared on the same basis as the Annual Financial Statements. The Financial Statements have been derived from the books and records of Seller, were not prepared in accordance with GAAP, have been prepared in accordance with the historical accounting principles of Seller applied on a consistent basis (except as may be set forth in the notes thereto or as otherwise noted therein), and present fairly, in all respects, the financial position and the results of operations and cash flows of Seller as of the respective dates thereof or for the periods then ended (subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments, the effect of which adjustments have not been and will not be material).

(b)               Except as set forth in Section 2.6(b) the Seller Disclosure Schedule, there are no liabilities or obligations of Seller required to be recorded or disclosed under GAAP of any nature or type, whether or not absolute, accrued, contingent or otherwise, other than as and only to the extent reflected or reserved against in the Financial Statements.

(c)               Seller has no current intention to correct or restate, and to the Knowledge of Seller, there is not any basis to correct or restate any of the Financial Statements. Seller has not had any disagreement with any of its auditors regarding material accounting matters or policies during the past full fiscal year or during the current fiscal year-to-date.

Section 2.7.          Indebtedness. Section 2.7 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a list separately identifying (a) each agreement, indenture or contract relating to any Indebtedness of Seller and (b) each guarantee by Seller of Indebtedness of another Person. Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller has no outstanding Indebtedness.

Section 2.8.          Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, since December 31, 2019, (i) there has not been any change in the business, assets, financial position, operations, results of operations or prospects of Seller or the Business, other than any such changes that occurred in the ordinary course of business consistent with past practice, (ii) Seller has made all capital expenditures in the ordinary course of business consistent with past practice, and (iii) Seller has conducted the Business in the ordinary course of business consistent with past practice and has not:

(a)               mortgaged, pledged or subjected to lien, restriction or any other Lien any of the property, businesses or assets, tangible or intangible, of Seller;

(b)               paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the 2019 Balance Sheet and current liabilities incurred since December 31, 2019 in the ordinary course of business consistent with past practice;

(c)               sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business consistent with past practice;

(d)               suffered any damage, destruction or loss (whether or not covered by insurance);

(e)               undertaken or committed to undertake any capital expenditures or capital additions or betterments for any single project or related series of projects other than (i) in the ordinary course of business consistent with past practice or (ii) those reflected on the Financial Statements;

(f)                decreased the amount of any reserves for doubtful accounts receivable or written down or written up the value of any equipment or other asset, except in the ordinary course of business consistent with past practice;

(g)               instituted any litigation or any Action before any Governmental Entity relating to the Business or Seller or any of its properties or assets;

(h)               other than in the ordinary course of business consistent with past practice, (i) increased the compensation levels, remuneration or the method of determining the compensation of Employees or any bonus payment or similar arrangement with or for the benefit of any such Employee, (ii) increased benefits expense to Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of Employees, (iii) executed, implemented, amended or terminated any Seller Benefit Plan or other compensation agreement pertaining to any Employee or (iv) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, share option or any other benefit relating to the profit or sales of Seller, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with employees;

(i)                 made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable;

(j)                 made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(k)               amended (including but not limited to granted price concessions under), terminated, waived or cancelled any Seller Contract or amended, terminated, waived or cancelled any right or claim it had under any such Seller Contract;

(l)                 canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

(m)             accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

(n)               delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice; or

(o)               entered into or become committed to enter into any Contract or transaction, except in the ordinary course of business consistent with past practice, and there are no material purchase commitments outstanding.

Section 2.9.          Litigation. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, (a) there are no Actions pending or, to the Knowledge of Seller, threatened against or involving Seller or any of its assets, rights or properties, or, to the Knowledge of Seller, any present or former officer, director, shareholder or employee of Seller in their capacity as such and (b) neither Seller nor any of its assets, rights properties, nor, to the Knowledge of Seller, any present or former officer, director, shareholder or employee of Seller in their capacity as such, is or are subject to any Order.

Section 2.10.      Contracts.

(a)               Section 2.10(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which Seller is a party or by which it is bound as of the date of this Agreement (collectively, the “Seller Contracts”) and that are:

(i)                 Contracts providing for severance, retention, change in control or other similar payments relating to the Employees;

(ii)              Contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement, sharing of profits or other material collaboration;

(iii)            Contracts that limit, or purport to limit, the ability of Seller or, after the consummation of the transactions contemplated hereby, Buyer, to compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or, after the consummation of the transactions contemplated hereby, Buyer, to deal exclusively with a given Person in respect of a given matter;

(iv)             Contracts for the sale of any Purchased Assets or the grant of any preferential rights to purchase any Purchased Assets or requiring the consent of any party to the transfer thereof;

(v)               Contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $100,000 and entered into during the five (5) years prior to the date hereof and containing representations, covenants, indemnities or other obligations that are still in effect;

(vi)             Contracts relating to the incurrence, assumption or guarantee of any Liability or imposing a Lien on any of the Purchased Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)          Contracts (or group of related contracts and accounts such as being under common management) currently in existence or actively serviced resulting in estimated revenues or receipts to Seller in excess of $50,000 annually or $150,000 in the aggregate;

(viii)        Contracts (or group of related contracts and accounts such as being under common management) currently in existence or actively serviced resulting in estimated payment obligations of more than $40,000 annually or $120,000 in the aggregate;

(ix)             royalty Contracts, licenses or any other Contracts relating to any Intellectual Property rights (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a licensee fee of no more than $10,000);

(x)               Contracts with material vendors;

(xi)             material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice; and

(xii)          other Contracts in effect as of the date of this Agreement to which Seller is a party and that are material to the conduct of the Business, or the use or operation of the Purchased Assets or the Assumed Liabilities, as presently conducted.

(b)               Each Seller Contract is valid, binding and enforceable in accordance with its respective terms against Seller and each other party thereto, and in full force and effect (and will continue in full force and effect after giving effect to the sale of the Purchased Assets without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder or the accelerating of any obligations thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any Person), subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms. Neither Seller nor any counterparty to any Seller Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, or provide any basis for termination of, any Seller Contract. Except as set forth in Section 2.18(i) of the Seller Disclosure Schedules, no party to any Seller Contract has given Seller notice, orally or in writing, of its intention to cancel, terminate, change the scope of rights under, decrease its services or supplies to Seller or its usage of the services or products of Seller under, or fail to renew any Seller Contract and neither Seller nor any other party to any Seller Contract has repudiated in writing any provision thereof. Seller does not anticipate any termination or change to any Seller Contract as a result of the transactions contemplated hereby. Except as set forth in Section 2.18(i) of the Seller Disclosure Schedules, Seller is not currently renegotiating any Seller Contract or paying liquidated damages in lieu of performance thereunder. Except as set forth in Section 1.10 of the Seller Disclosure Schedules, each Seller Contract is subject to the Seller’s standard Terms and Conditions and, along with rights, remedies and obligations of the Seller thereunder, is freely assignable by the Seller without the consent of any counterparty.

(c)               Seller has furnished Buyer, prior to the date hereof, with true, correct and complete list of Seller’s customer accounts that are currently in existance or actively serviced and has provided Buyer with true, correct and complete copies of each Seller Contract, to the extent such Contract exists and to the extent available, each together with all amendments, waivers or other changes thereto. Seller has otherwise disclosed to Buyer any missing Seller Contracts or otherwise has represented that services are being provided without a written contract.

Section 2.11.      Compliance with Laws; Permits.

(a)               Except as set forth on Section 2.11 of the Seller Disclosure Schedule, since December 31, 2019, (i) Seller is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations and (ii) no Action has been filed or commenced or, to the Knowledge of Seller, threatened, against Seller alleging any failure to so comply. Seller is not a party to, or bound by, any Order that is material. All matters set forth on Section 2.11 of the Seller Disclosure Schedule have been resolved without any further obligation or liability of Seller.

(b)               Seller has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year. All Permits included in the Purchased Assets, if any, are in full force and effect and constitute all Permits required to permit Seller to operate or conduct the Business as currently conducted or to hold any interest in the Purchased Assets except to the extent the failure to be in full force and effect would not be material to the Business, Purchased Assets or Assumed Liabilities. There has occurred no default under, or violation of, any such Permit, and Seller is in compliance with the terms of the Permits. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would not cause the revocation, modification or cancellation of any Permit.

(c)               None of Seller or any of its officers, directors, shareholders, employees, agents, advisors or Representatives, has, in the course of its actions for, or on behalf of, any of them (i) knowingly used any funds of Seller for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) or any other United States and foreign Laws concerning corrupting payments or practices, and each of such Persons is in compliance with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments or practices. Since January 1, 2016, Seller has not received any written notice that it has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Seller of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments or practices. Seller has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Foreign Corrupt Practices Act and any other United States or foreign Laws concerning corrupting payments or practices.

(d)               No Action, Order or Law shall have been instituted or, to the Knowledge of Seller, threatened or proposed by any Governmental Entity that would have a material adverse impact on the Business.

Section 2.12.      Properties.

(a)               Seller does not own any interests in real property.

(b)               Section 2.12(b)(i) of the Seller Disclosure Schedule lists each real property leased, subleased, licensed or occupied by, or from, Seller (the “Leased Real Property”). Seller has delivered to Buyer true, correct and complete copies of all leases, subleases, licenses or other occupancy agreements or contracts (collectively, together with all amendments, modifications or supplements thereto, and assignments thereof, “Real Property Leases”) relating to the Leased Real Property or to which Seller is a party or by which Seller is bound. With respect to each Real Property Lease:

(i)                 Such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against Seller, as applicable, and, to the Knowledge of Seller, the other party thereto;

(ii)              Neither the Seller, nor to the Knowledge of Seller, the other party to such Real Property Lease is in breach or default under such Real Property Lease and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iii)            Neither the Seller, and to the Knowledge of Seller, the other party to such Real Property Lease, has received any notice of cancellation or termination from any landlord or subtenant under any of the Real Property Leases;

(iv)             Seller has paid or accrued its monthly rental, additional rent and all other monetary obligations due under each of the Real Property Leases through the last day of the month of this Agreement;

(v)               The full security deposit, if any is required, is held under each Real Property Lease by the other party thereto, or in the case where the Seller is the sublessor, by the Seller. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full;

(vi)             Except as set forth in Section 2.12(b)(vi) of the Seller Disclosure Schedule, the other party to such Real Property Lease is not an Affiliate of and, to the Knowledge of Seller, does not otherwise have any economic interest in the Seller; and

(vii)          The Seller has received all approvals of Governmental Entities (including licenses and Permits) required in connection with the ownership or lease of the Real Property, as applicable, and operation thereof.

(c)               The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Leased Real Property. The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Seller in connection with the Business. All of the Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business. To the Knowledge of Seller, there is no pending or contemplated condemnation or eminent domain proceeding with respect to any Leased Real Property. The Seller is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Leased Real Property. There are no encroachments upon any of the parcels comprising the Leased Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Leased Real Property) and no portion of any improvement encroaches upon any property not included within the Leased Real Property or upon the area of any easement affecting the Leased Real Property.

(d)               To the Knowledge of Seller, all of the Leased Real Property, fixtures and improvements thereon owned or leased by the Seller, are in good operating condition without structural defects. To the Knowledge of Seller, all mechanical and other building systems located on the Leased Real Property, are (i) in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current use. None of the improvements located on the Leased Real Property or uses being made of the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Seller has delivered to Buyer true, correct and complete copies of all deeds, title exception documents (for example, easements, restrictive covenants), title reports, title polices (“Existing Title Policies”) and surveys (“Existing Surveys”) for the Leased Real Property in the Seller’s possession or control. No claim has been made under any of the Existing Title Policies or Existing Surveys. The Seller has delivered to Buyer true, correct and complete copies of any Order entered, issued, made or rendered by, or any Contract with, any Governmental Entity in connection with or relating to the Leased Real Property.

(e)               None of the Leased Real Property is now damaged or injured as a result of any fire, explosion, accident or other casualty that is not adequately insured against under the insurance policies maintained by the Seller with respect to the Leased Real Property.

(f)                To the Knowledge of the Seller, all reciprocal easement contracts, conditions and restrictions and similar public or private restrictive covenants to which the Leased Real Property is subject have not been violated. There exist no outstanding requirements or recommendations by (i) any insurance policy maintained by Seller currently insuring any Leased Real Property, (ii) any board of fire underwriters or other body exercising similar functions with respect to any Leased Real Property or (iii) the holder of any encumbrance on any Leased Real Property, in each such case that require or recommend any repairs or work of any material nature be performed on such Leased Real Property.

(g)               Set forth in Section 2.12(g)(i) of the Seller Disclosure Schedule is a true, correct and complete list of all material plans and specifications relating to the Leased Real Property in the possession of the Seller. True, correct and complete copies of such material plans and specifications in the possession of the Seller have been furnished to Buyer. Except as set forth in Section 2.12(g)(ii) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Leased Real Property is, or will be, subject to zoning, use or building code restrictions that would prohibit, and, to the Knowledge of Seller, no state of facts exist with respect to the Leased Real Property or will exist, that would prevent the continued leasing or use of such Leased Real Property after the Closing consistent with the current or contemplated use. Without limiting the foregoing, (i) to the Knowledge of Seller, there are no plans of any Governmental Entity to change the highway or road system in the vicinity of the Leased Real Property or to restrict or change access from any such highway or road to the Leased Real Property that could adversely affect access to any roads providing a means of ingress to or egress from the Leased Real Property, and (ii) to the Knowledge of Seller, there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Leased Real Property.

(h)               To the Knowledge of the Seller, no action seeking a reduction in real estate Taxes imposed upon the Leased Real Property or the assessed valuation thereof (or any portion thereof) (i) has been settled during the period in which the Leased Real Property has been leased by the Seller or (ii) is currently pending.

Section 2.13.      Intellectual Property.

(a)               Section 2.13(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all registered and unregistered Intellectual Property that is owned by Seller and used in the operation of the Business (collectively, the “Owned IP”), including but not limited to: (i) for each Patent and Patent application, the Patent number or the Patent application number, as applicable; (ii) for each registered trademark and trademark application, the registration number or the trademark application serial number, as applicable, and the class of goods covered, along with all common law trademarks; (iii) for each registered copyright or copyright application, the registration number or the copyright application number, as applicable, as well as all common law copyrights; (iv) trade names; (v) registered Internet domain names; and (vi) social media sites.  Except as set forth in Section 2.13(a)(ii) of the Seller Disclosure Schedule, Seller owns the entire right, title and interest to all Owned IP free and clear of all Liens and no Person (other than the Seller), including any current or former member, stockholder, officer, consultant, manager, employee or vendor of the Seller or any of its Affiliates, has any ownership claim to, ownership right (whether or not currently exercisable) to, ownership interest in, or exclusive rights to any improvements made to, any Owned IP.  All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned IP prior to the Closing have been paid or taken off.  Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Seller of any Owned IP have been obtained and properly recorded.  All of the Owned IP, the registrations and applications for registration of which are set forth on Section 2.13(a)(i) of the Seller Disclosure Schedule, are valid and in full force and effect.  To the Knowledge of the Seller, all of the other rights within the Owned IP are valid and subsisting.  The Seller is not subject to any Order that restricts or impairs the use of any Owned IP as currently used in the Business.  All filings for the Owned IP are in good standing.  Seller has not made any submission or suggestion to, and is not subject to any agreement with, any Person or standards body or other similar entity that would obligate the Seller or Buyer to grant licenses to any Person or otherwise impair or limit Seller’s control of any Intellectual Property.

(b)               Section 2.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property not owned by Seller and material or necessary to the conduct of the Business (the “Licensed IP”), together with all Contracts pursuant to which licenses of third party Intellectual Property are licensed to Seller (the “Transferred Licenses”).  Seller has the right to use the Licensed IP free and clear of all Liens.  The consummation of the transactions contemplated by this Agreement will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Transferred Licenses. Immediately following the Closing Date, the Buyer will be permitted to exercise all of the Seller’s rights under all Transferred Licenses, to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions not occurred.

(c)               The Owned IP, together with the Licensed IP, include all of the Intellectual Property used in or necessary to the conduct of the Business as currently conducted, and is not subject to any Liens.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned IP or Licensed IP, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned IP or Licensed IP, or in the termination or modification of (or right to terminate or modify) any Owned IP or Licensed IP.

(d)               No Actions (including oppositions, interferences, cancellations, litigations or other proceedings) or Orders are pending or, to the Knowledge of Seller, have been threatened in the last three years (including cease and desist letters or requests for a license) against Seller with regard to any Intellectual Property.

(e)               The Seller has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned IP.  The operation of Seller’s business as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate the Intellectual Property of any other Person. To the Knowledge of Seller, no entity is infringing, misappropriating or otherwise violating any Intellectual Property used in the operation of the Business.

(f)                Seller has provided Buyer with true, correct and complete copies of all Contracts relating to Intellectual Property used in the operation of the Business to which Seller is a party.  There has not been any unauthorized disclosure of any third party Intellectual Property by Seller or its officers or employees. None of the products or services offered by, on behalf of, or through Seller (whether by sale, license or otherwise) has been, or is, falsely, incorrectly or improperly marked or mismarked with any Intellectual Property.

Section 2.14.      Tax Matters.

(a)               Except as set forth on Section 2.14 of the Seller Disclosure Schedules, the Company has:

(i)                 duly and timely filed, or caused to be filed, in accordance with applicable law all Company Tax Returns, each of which is true, correct and complete,

(ii)              duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date, and

(iii)            properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date.

(b)               No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)               No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax Return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of a Tax sharing agreement or other contract or by operation of law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)               Except as set forth on Section 2.14 of the Seller Disclosure Schedule, the Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)               There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f)                No Proceeding is pending, threatened or proposed with regard to any Company Tax or Company Tax Return. No event or circumstance results in any significant risk that any such Proceeding will occur.

(g)               The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.

(h)               Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(i)                 No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)                 The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Entity relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)               The Company is not a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, or Code Section 404, or any similar provision of applicable law or (ii) is or could become subject to Code Section 409A or any similar provision of applicable law.

(l)                 The Company is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)             The Company (i) does not have, and has never had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(n)               The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes.

(o)               The Company has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)               No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(q)               The Company has not participated and is not participating in an international boycott within the meaning of Code Section 999.

(r)                Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to appropriate Governmental Authorities, has been so reported.

Section 2.15.      ERISA Compliance.

(a)               Section 2.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Benefit Plans. Each Seller Benefit Plan has been administered in all respects in accordance with its terms. Seller (with respect to each Seller Benefit Plan) and each Seller Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(b)               Seller has made available to Buyer true, correct and complete copies of each Seller Benefit Plan and, to the extent applicable: (i) the most recent determination letter received from the IRS and any outstanding request for a determination letter; (ii) Forms 5500 for the three most recent plan years, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (iii) any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of modifications; (v) any administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; (vi) with respect to any obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation; (vii) with respect to each Seller Benefit Plan subject to Code Section 409A, any written policies and/or procedures used in plan administration; and (viii) any actuarial reports or funding statement prepared for any of the Seller Benefit Plans for the prior three (3) plan years.

(c)               All Seller Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Seller Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Seller has revocation been threatened) and to the Knowledge of Seller, no event has occurred since the date of the most recent determination letter relating to any such Seller Benefit Plan that would reasonably be expected to adversely affect the qualification of such Seller Benefit Plan or increase the costs relating thereto.

(d)               No Multiemployer Plan exists, and neither Seller nor any Commonly Controlled Entity with respect to Seller has any liability in connection with any multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA).

(e)               Neither Seller nor any Commonly Controlled Entity has ever made any contributions to any pension benefit plan which is subject to the provisions of Title IV or otherwise has any liability under Title IV of ERISA. No condition exists that presents a risk to Seller or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA. No event has occurred that would be reasonably expected to subject Seller or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code, COBRA, HIPAA, or other applicable Laws, rules and regulations, and no such Tax, fine, Lien, penalty or other liability has been imposed. With respect to each Seller Benefit Plan, (i) there are no Actions by any Governmental Entity with respect to termination proceedings, (ii) there are no claims (except claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan that are pending, threatened or in progress, and (iii) to the Knowledge of Seller, there are not any facts that could give rise to any liability in the event of any such Action. Any employee and participant or other notices required by ERISA, HIPAA, COBRA, the Code, or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Seller Benefit Plan has been appropriately and timely given.

(f)                Each Seller Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Each Seller Benefit Plan (including any Seller Benefit Plan covering former employees and retirees of Seller) may be amended or terminated by Buyer on or at any time after the Closing Date, without liability to Seller or Buyer. Seller has no liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, other than under COBRA.

(g)               With respect to each Seller Benefit Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (ii) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(h)               All contributions with respect to each Seller Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Seller in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Seller Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Seller Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(i)                 The Seller has not terminated or taken action to terminate (in whole or in part) any employee benefit plans as defined in ERISA Section 3(3).

(j)                 None of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (i) entitle any current or former officer, employee, manager, consultant or contractor of Seller to severance or termination pay or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Seller Benefit Plan.

(k)               Seller is not a party to any nonqualified deferred compensation plan, as defined in Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder. No Employee or former employee of Seller is or has been subject to any Tax or penalty under Section 409A of the Code in connection with any such nonqualified deferred compensation plan which would be subject to the adverse tax consequences imposed by Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder. Seller will not be required to make any payments of any nature whatsoever to any Person on account of such Person having adverse tax consequences in connection with amounts payable under Section 409A of the Code.

(l)                 Each person classified by Seller as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified; Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and Seller has paid all independent contractors all monies due and owing to them. Seller has not misclassified any individual as an independent contractor or otherwise, as determined under applicable Law, for purposes of Seller Benefit Plans or for any other purpose.

Section 2.16.      Labor and Employment Matters.

(a)               Section 2.16(a) of the Seller Disclosure Schedule contains a list setting forth (i) the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Seller (the “Employees”) and (ii) any employee that is not working due to leave (other than approved vacation), short-or long-term disability or workers compensation claims (separately identifying as such and stating the reason for the leave, disability or claim). Section 2.16(a) of the Seller Disclosure Schedule identifies which of the Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Seller, and copies of all such agreements have been delivered to Buyer.

(b)               (i) None of the Employees is, or has ever been during the period of employment by Seller, represented by any labor union or covered by any collective bargaining agreement, (ii) to the Knowledge of Seller, there are no attempts of whatever kind and nature being made to organize any of the Employees and (iii) Seller has not (A) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the Employees or (B) received written notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Seller regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Seller, no such audit or investigation is in progress or anticipated.

(c)               Seller is not delinquent in the payment of (i) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (ii) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under any Law or administrative procedure. There is no reasonable basis for any claim by any Employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by Seller or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity under applicable Laws; and Seller has not breached any promises, agreements or understandings made to or with any Employee, candidate or non-employee worker.

(d)               Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees or non-employee workers at any time, for any lawful or no reason, without penalty or liability.

(e)               Seller is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits or social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.

(f)                There are no personnel policies or work rules applicable to the Employees of Seller, other than policies and work rules set forth in employee manuals, true, correct and complete copies of which have previously been provided to Buyer.

(g)               Seller is in compliance with all Laws respecting labor, employment, employment practices and employment eligibility, including, but not limited to, Laws prohibiting discrimination in employment, and Laws regulating terms and conditions of employment, wages and hours, equal opportunity, immigration, occupational safety and health, collective bargaining, the classification of service providers as employees and/or independent contractors, and the payment of social security and other Taxes.

(h)               Seller has not received any correspondence from the Social Security Administration, IRS or any agency with the U.S. Department of Homeland Security regarding any Employee or Employee Social Security Number.

Section 2.17.      Environmental Matters.

(a)               Except for the matters set forth in Section 2.17 of the Seller Disclosure Schedule:

(i)                 To the Seller’s Knowledge, Seller possesses all Environmental Permits currently required under applicable Environmental Laws to operate its business, and within applicable statutes of limitation, has been in compliance with the terms and conditions of such Environmental Permits, and Seller has not received written notice that any Environmental Permits possessed by Seller will be revoked or suspended or will not be renewed;

(ii)              To the Seller’s Knowledge, the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law;

(iii)            To the Seller’s Knowledge, Seller is currently in compliance, and within applicable statutes of limitation, has been in compliance, with all applicable Environmental Laws;

(iv)             (A) Seller has not received notice of any Action and is not subject to any Order that is open, pending, unresolved, or, to the Knowledge of Seller, threatened under any Environmental Law against Seller, and (B) neither Seller nor any predecessors in interest have any actual or potential liability under any Environmental Law that has not been resolved, including but not limited to any liability that Seller may have retained or assumed either contractually or by operation of law;

(v)               no property or facility currently owned, operated or leased by Seller or any predecessor in interest is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable foreign or state list established under any Environmental Law;

(vi)             (A) there has been no Release of any Hazardous Material generated, used, owned, stored or controlled by Seller or any predecessor in interest, on, at, or under any property presently owned, leased or operated by Seller or any predecessor in interest or the property of any other Person, and (B) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location (including, without limitation, any location where Seller has conducted the Business), in either case (A) or (B) that could reasonably be expected to require investigation, removal, remedial or corrective action by Seller or that would reasonably be likely to result in liabilities of, or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to Seller under any Environmental Law;

(vii)          To the Seller’s Knowledge, no Lien has been recorded against any properties, assets or facilities owned or leased by Seller or at any location at which Seller has conducted the Business based upon any applicable Environmental Law or for costs incurred in response to any Release of Hazardous Substances; and

(viii)        (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility owned, leased or operated by Seller except in compliance with Environmental Laws, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under such facility except in compliance with applicable Environmental Laws.

(b)               Seller has provided to Buyer and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data in the possession of Seller concerning the existence of Hazardous Materials or any other environmental concern at properties, assets and facilities currently or formerly owned, operated or leased by Seller or any predecessor in interest, or concerning compliance by Seller with, or liability under, any Environmental Laws.

Section 2.18.      Customers and Suppliers. Seller is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers or suppliers. Section 2.18 of the Seller Disclosure Schedule sets forth for Seller, with respect to the calendar years ended December 31, 2019 and 2018 and the six months ended June, 2020, a true, correct and complete list of the 20 largest customers (or related group of customers) and the 20 largest suppliers (or related group of suppliers) of Seller, based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2019 and 2018 and the six months ended June 30, 2020, respectively (collectively, the “Material Customers and Suppliers”). Since January 1, 2019, (i) except as set forth in Section 2.18(i) of the Seller Disclosure Schedule, there has not been, and there is not currently pending, any dispute between the Company and any such Material Customer or Supplier; (ii) no Material Customer or Supplier has provided written notice that it intends to, and the Seller has no reason to believe of any Material Customer’s or Supplier’s intent to, terminate any agreement with the Seller or materially or adversely alter its relationship with the Seller or the Business; and (iii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not adversely affect the business relationship heretofore maintained by the Seller with any such Material Customer or Supplier.

Section 2.19.      Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.19 of the Seller Disclosure Schedule lists (a) to the extent included in the Purchased Assets, all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Seller (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) to the extent remaining outstanding after the Closing, all letters of credit issued by financial institutions for the account of Seller (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of Seller. Seller has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.19 of the Seller Disclosure Schedule.

Section 2.20.      Affiliate Transactions.

(a)               Except as set forth in Section 2.20 of the Seller Disclosure Schedule, (i) there are no existing Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between Seller on the one hand, and any of the directors, officers, shareholders or other Affiliates of Seller, or any of their respective Affiliates or family members, on the other hand (except for (A) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (B) any Seller Benefit Plan covering such person) and (ii) each of the Contracts, transactions, Indebtedness or other arrangements described in clause (i) was entered into in the ordinary course of business consistent with past practice, on commercially reasonable terms and conditions that are no less favorable to Seller or its Affiliates than arm’s length terms and can be terminated without penalty or liability to Seller. At or prior to the Closing, all such Contracts, transactions, Indebtedness and other arrangements set forth on Section 2.20 of the Seller Disclosure Schedule shall be terminated (except for (1) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses and (2) any Seller Benefit Plan covering such person) without any liability or obligation of Seller. No Employee or equity holder of Seller, or any of their respective relatives or spouses, is the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of Seller (other than non-affiliated holdings in publicly-held companies).

(b)               Except as set forth in Section 2.20(b) of the Seller Disclosure Schedule, no owner, equity holder, officer, Employee, agent or director of Seller or its Affiliates has any interest in Leased Real Property, Intellectual Property or other property of Seller.

Section 2.21.      Insurance. Section 2.21 of the Seller Disclosure Schedule sets forth separately for Seller: (a) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering Seller’s personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (b) Seller’s Losses, by year and by type of coverage, for the past three (3) years based on information received from Seller’s insurance carrier(s); (c) all outstanding insurance claims by Seller for damage to or Loss of property or income which have been referred to insurers or which Seller believes to be covered by commercial insurance; and (d) any agreements, arrangements or commitments by or relating to Seller under which Seller indemnifies any other Person or is required to carry insurance for the benefit of any other Person. True, correct and complete copies of all such policies of insurance have been provided to Buyer. Seller shall keep such insurance or comparable insurance in full force and effect through the Closing Date. Seller has complied in all respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of Seller thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Section 2.21 of the Seller Disclosure Schedule contains the current annual premium paid by Seller for its officers’ and directors’ liability insurance and the insurance carrier providing such insurance and the dates through which each such premium is paid.

Section 2.22.      Accounts Receivable. All accounts receivable of Seller are properly included in the Financial Statements in accordance with GAAP. The accounts receivable appearing on the Reference Balance Sheet and all customer accounts receivable created since the date thereof through the Closing Date but excluding Employee accounts receivable (collectively, the “Receivables”) represent and will represent valid obligations owing to Seller and are fully collectible by Seller, subject to the reserve for doubtful accounts appearing on the Final Statement, if any, and are not subject to any counterclaims or setoffs. All Receivables and all trade accounts payable of Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The reserve for doubtful accounts, if any, established by Seller is adequate and consistent with the operation of Seller’s business in the ordinary course of business consistent with past practice. Seller has not collected, or accelerated the collection of, any Receivables in a manner that is inconsistent with the operation of their businesses in the ordinary course of business consistent with past practice. All Receivables are owned by Seller free and clear of all Liens.

Section 2.23.      Products and Services.

(a)               All of (i) the products manufactured, sold, leased, and delivered by Seller and (ii) the services sold and delivered by Seller, have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability, damage, loss or claim (and there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the Reference Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto) as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in the ordinary course of business consistent with past practice. No (A) product manufactured, sold, leased, or delivered by Seller or (B) service sold or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (1) the applicable standard terms and conditions of sale or lease (which have been provided to Buyer) or (2) any extended warranty/service and maintenance agreements.

(b)               Seller does not have any liability, damage, loss or claim (and there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or any service sold or delivered by Seller.

Section 2.24.      Guaranties. Seller is not a guarantor or otherwise responsible for any liability, damage, loss, claim or obligation (including Indebtedness) of any other Person.

Section 2.25.      Absence of Restrictions on Business Activities. There is no Contract or Order binding upon Seller or any of its properties, rights or assets which has or could reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets or the Business as to be conducted immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the granting by Buyer or any of its Affiliates of any additional rights or licenses to any Intellectual Property to a third party (including any covenant not to sue). Seller has not agreed with any third party to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses. Seller has not granted any exclusive rights of any kind.

Section 2.26.      Brokers and Other Advisors. Except as set forth in Section 2.26 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 2.27.      Fixed Assets.

(a)               Section 2.27(a)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, compactors, transportation equipment, vehicles, tools, equipment, furnishings, and fixtures owned by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Owned Fixed Assets”). Section 2.27(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, compactors, transportation equipment, vehicles, tools, equipment, furnishings, and fixtures leased or subject to a contract of purchase and sale, or lease commitment, by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Licensed Fixed Assets” and, together with the Owned Fixed Assets, the “Fixed Assets”). Except as set forth on Section 2.27(a)(iii) of the Seller Disclosure Schedule, to the Knowledge of Seller, all Fixed Assets of the Seller, are (i) in good operating and serviceable condition (subject, in each case, to normal wear and tear and obsolescence; provided, that the foregoing wear, tear and obsolescence shall not disrupt the Business as presently being conducted), (ii) in a state of good maintenance and repair, ordinary wear and tear excepted, and is free from any known defects except as may be repaired by routine maintenance, and (iii) suitable for the uses for which they are intended and currently being used.

(b)               At the Closing, the Seller shall have good, valid and indefeasible title to each of the Owned Fixed Assets, and the valid and enforceable right to receive and/or use each of the Fixed Assets, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title, other than Permitted Encumbrances.

(c)               Section 2.27(c) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all leases of personal property involving annual payments in excess of six thousand dollars ($6,000) to which Seller is a party or by which any property or asset of Seller are bound (“Personal Property Leases”). Seller has delivered or otherwise made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(d)               Seller has a valid leasehold interest under each of the Personal Property Leases which is an Assumed Contract under which it is a lessee. Seller is not in default under or material breach of any such Personal Property Lease, and Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of such Personal Property Leases and to the Knowledge of Seller, no other party is in default thereof, and no party to such Personal Property Leases has exercised any termination rights with respect thereto.

Section 2.28.      Affiliates. The sole Affiliate of Seller that owns assets used in connection with the Business is Elon Raven, LLC and the sole asset of Elon Raven, LLC which is used or usable in the Business is the real property which is an excluded asset.

Section 2.29.      Disclosure.

(a)               No representations or warranties by Seller in this Agreement or the Ancillary Agreements, including the Seller Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(b)               Seller has furnished or caused to be furnished to Buyer true, correct and complete copies of all agreements, instruments and documents set forth in the Seller Disclosure Schedule or underlying a disclosure set forth in the Seller Disclosure Schedule. The Seller Disclosure Schedule is true, correct and complete.

(c)               Seller has made available true, correct and complete copies of each document that has been requested by and delivered to Buyer or its counsel in connection with their legal and accounting review of Seller.

(d)               The Seller has not failed to disclose to Buyer in this Agreement or in the Seller Disclosure Schedule any facts that to the Knowledge of Seller would reasonably be expected to have a Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SHAREHOLDER

The Shareholder hereby represents and warrants to Buyer as of the date hereof as follows:

Section 3.1.          Authority. The Shareholder has the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Agreement and the applicable Ancillary Agreements have been duly authorized by all necessary action on the part of the Shareholder and no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2.          Noncontravention; Governmental Approval.

(a)               The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Shareholder do not and will not, and the consummation by the Shareholder of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by the Shareholder with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) any Contract to which the Shareholder is a party or any of its properties, rights or assets is subject or (ii) any (A) Law applicable to the Shareholder or any of its properties, rights or assets or (B) Order applicable to the Shareholder or its properties, rights or assets.

(b)               No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Shareholder in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 3.3.          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Shareholder or any of its Affiliates that Buyer would be liable for in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.4.          Investor Status. The Shareholder (a) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies such as Parent, and that the Shareholder is capable of evaluating the merits and risks of acquiring and holding the Parent Common Stock that may be issued as the Additional Consideration, (b) has been given the opportunity to (i) ask questions of, and receive answers from, Parent concerning matters pertaining to an investment in Parent and (ii) obtain any additional information which Parent can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in Parent, (c) acknowledges that neither Parent nor any of its officers, directors, employees, agents or stockholders has made any representations, warranties or guaranties to the Shareholder with respect to an investment in Parent or rendered any investment advice to such Shareholder, (d) understands that the Parent Shares are being issued without registration under the Securities Act of 1933 (the “Securities Act”) under applicable state securities Laws (“Blue Sky Laws”) or under the securities Laws or Laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the Blue Sky Laws and such other securities Laws or Laws of similar import, and the regulations promulgated thereunder, (e) is the sole party in interest as to the shares of Parent Common Stock that may be acquired by the Shareholder under this Agreement and pursuant to the Consideration Agreement and is acquiring such shares of Parent Common Stock for the Shareholder’s own account, not with a view toward the resale or distribution thereof and with the intent of holding such shares indefinitely, (f) is aware that there is no assurance that Parent’s business or operations will be successful, and acknowledges that the shares of Parent Common Stock to be acquired hereunder may currently or in the future have no monetary value and acknowledges that he has been advised that an acquisition of the shares of Parent Common Stock involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity with respect to the shares of Parent Common Stock and who can afford the risk of a complete loss of any value of the shares of Parent Common Stock and acknowledges that he meets such criteria, (g) understands the speculative nature of and risks involved in the proposed acquisition of shares of Parent Common Stock, (h) is able to bear the economic risk associated with the shares of Parent Common Stock for an indefinite period of time, and (i) is an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1.          Organization, Standing and Power. Buyer has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the State of Delaware and has all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.2.          Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3.          Noncontravention; Governmental Approval.

(a)               The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not, and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Buyer with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Buyer under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties, rights or assets is subject or (iii) any (1) Law applicable to Buyer or any of its properties, rights or assets or (2) Order applicable to Buyer or its properties, rights or assets.

(b)               No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 4.4.          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.5.          Parent Common Stock. The Parent Common Stock that may be issued as the Additional Consideration, when issued in accordance with the terms of this Agreement and the Consideration Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other applicable Laws.

ARTICLE V

COVENANTS

Section 5.1.          Subsequent Actions. If at any time after the Closing, Buyer will consider or be advised that any bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Buyer, its right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out this Agreement or the Ancillary Agreements, Seller and the Shareholder shall execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement or the Ancillary Agreements. In addition to the foregoing, Seller acknowledges and agrees that for a period of up to 90 days from and after the Closing (the “Transition Period”), Seller shall (i) continue to process and pay vendor invoices and other contractual obligations that constitute Assumed Liabilities in the ordinary course of business, subject to Buyer’s input, (ii) collect and remit to Buyer, at least weekly, but net of any payments made by Seller to cover Assumed Liabilities as provided herein, all cash collected from any Receivables or otherwise related to the Purchased Assets that may be received by Seller or Shareholder during this Transition Period and (iii) ensure proper posting and reconciliation of all of the foregoing transactions to the general ledger for the Acquired Business.  To the extent Seller processes and pays any such vendor invoices and other contractual obligations that constitute Assumed Liabilities during the Transition Period, and any cash collected by Seller from any Receivables or otherwise is not sufficient to cover such payments, Buyer shall reimburse Seller for such payments no later than 10 days following the presentation of reasonable documentation relating to such payments.  To the extent Buyer collects on any Receivables that are more than 90 days past due as of the Closing within a period of six (6) months from the Closing Date, Buyer shall reimburse Seller for such cash collected, except to the extent such cash collected is accounted for in the Final Working Capital. Buyer and Seller further agree to use commercially reasonable efforts to work together to begin the process of sharing, transitioning and migrating data and accounts to Buyer with respect to the functions to be performed hereunder during the Transition Period.   During the Transition Period, Buyer shall have the right to inspect the books and records of Seller and Shareholder and any related bank accounts upon its reasonable request.

Section 5.2.          Public Announcements. Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement and the Ancillary Agreements without the prior written approval of the Buyer. Buyer shall notify the Seller before issuing, and give the Seller the opportunity to comment on, to the extent reasonably practicable, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be in the form heretofore agreed to by the Parties.

Section 5.3.          FIRPTA Certificate. At the Closing, Seller shall deliver to Buyer a certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller.

Section 5.4.          Taxes.

(a)               All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Company Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates (if applicable) to, join in the execution of any such Company Tax Returns and other documentation.

(b)               Any Tax sharing or similar agreement with respect to or involving the Company shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to the Company or the Seller.

Section 5.5.          Non-Competition; Non-Solicitation; Non-Interference.

(a)               For a period of three (3) years from the Closing Date, none of Seller or the Shareholder shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its Subsidiaries or Affiliates, and Seller and the Shareholder shall cause its Affiliates not to, directly or indirectly, (i) establish, own, manage, operate, control, acquire, finance, invest in or otherwise engage or participate in any business, operation or activity that competes with or is substantially similar to the Business (a “Competing Business”), (ii) enter the employ of, or render any personal services to or for the benefit of, or act as an agent or representative of, or receive remuneration in the form of salary, commissions or otherwise from, any entity which is engaged in a Competing Business or (iii) disclose any non-public information regarding the Business to a Competing Business, or use such information for the benefit of a Competing Business, provided, however, that the Seller, the Shareholder and their Affiliates may own, directly or indirectly, solely as a passive investment, securities of any business traded on any national securities exchange, provided the Seller, the Shareholder or any such Affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that Seller or the Shareholder or its Affiliates do not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

(b)               For a period of three (3) years from the Closing Date, without the prior written consent of Buyer, none of Seller or the Shareholder shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Shareholder shall cause its Affiliates not to, directly or indirectly, (i) hire, employ or otherwise engage the services of any employee of Seller that remains in the active employment of Buyer or its Subsidiaries (the “Continuing Employees”) or (ii) induce, solicit, recruit or encourage any Continuing Employee to leave the employ of Buyer or its Subsidiaries (or any successor (including by merger) to Buyer or any of its Subsidiaries (a “Successor”)), as applicable, or violate the terms of his or her contract or any other employment arrangement with such employer; provided, that nothing in this Section 5.5(b) shall prohibit Seller or the Shareholder from engaging in general solicitations to the public or general advertising not targeted at employees of Buyer or any of its Subsidiaries (or any Successor).

(c)               For a period of three (3) years from the Closing Date, none of Seller or the Shareholder shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Shareholder shall cause its Affiliates not to, directly or indirectly, (i) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the customers of the Business who were customers within the twelve (12) month period prior to the Closing, (ii) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the suppliers of the Business who were suppliers within the twelve (12) month period prior to the Closing or (iii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customers of the Business who were customers within the twelve (12) month period prior to the Closing, or any potential customers of the Business who were being actively solicited by Seller within the twelve (12) month period prior to the Closing.

(d)               The Parties hereto acknowledge that the covenants set forth in this Section 5.5 are an essential element of this Agreement and that, but for these covenants, the Parties hereto would not have entered into this Agreement. The Parties hereto acknowledge that, except as set forth herein, this Section 5.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e)               It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 5.5 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 5.5 to provide for a covenant having the maximum enforceable geographic area, time period and scope (not greater than those contained in this Section 5.5) that would be valid and enforceable under such applicable Law.

Section 5.6.          Transferred Employees.

(a)               Subject to and in accordance with the provisions of this Section 5.6 and Sections 1.11(c) and 1.13(g), Buyer may, in its sole discretion, effective upon the Closing, offer full-time employment to the Employees who are employed by Seller as of the Closing Date on compensation and benefit terms substantially similar to those afforded by the Seller to such Employees immediately prior to Closing. Effective as of the Closing, Seller shall terminate and Buyer shall hire all of the Employees who accept such offer. Each of the Employees who actually becomes a full-time employee of Buyer upon the Closing is hereinafter referred to as a “Transferred Employee.”

(b)               The employment of each Transferred Employee by Seller shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Buyer shall commence at or after 12:01 a.m., local time, on the day of the Closing Date.

(c)               Buyer shall have no responsibility for Employees of Seller who are not Transferred Employees. Seller shall be responsible for, among other things (i) payments due to all Employees of Seller (whether or not they become Transferred Employees) under any Law as a result of the execution, delivery and performance by the Seller of this Agreement and the consummation of the transaction contemplated herein and (ii) the payment of any termination or severance payments. Notwithstanding the foregoing, Buyer agrees to offer to any of Seller’s Employees who do not become Transferred Employees health insurance coverage as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so long as the cost for such health insurance coverage is borne solely by such employees electing COBRA coverage.

Section 5.7.          Financing Efforts. Seller shall provide such cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including, without limitation (a) reasonable participation on a timely basis and at Buyer’s sole expense (upon reasonable prior notice and during normal business hours) in meetings (including in person meetings and including senior management) and calls with prospective lenders, (b) furnishing Buyer and the financing sources with information reasonably requested to facilitate the Financing, including, without limitation, giving Buyer and the financing sources reasonable access to the offices, properties, books, records and other information of Seller, (c) providing such information and documentation about Seller as is reasonably requested by the financing sources to the extent required under applicable “know your customer” and anti-money laundering rules and regulations under the USA PATRIOT Act, (d) reasonably assisting Buyer in obtaining legal opinions, landlord waivers and estoppels, access agreements, non-disturbance agreements, customary payoff letters, lien releases, instruments of termination or discharge, in each case, as reasonably requested by Buyer or the financing sources, and at the sole expense of Buyer.

Section 5.8.          Regulatory and Other Authorizations; Notices and Consents.

(a)               Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable; and (ii) obtain all of the consents contemplated by Section 1.10 of the Seller Disclosure Schedule and will cooperate fully with Buyer in promptly seeking to obtain all such consents. Buyer shall cooperate and use its commercially reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to the interests of Buyer.

(b)               Buyer and Seller agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for Seller any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Buyer with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement to the extent permitted under applicable Laws for the term of such lease, license, contract or other agreement or arrangement.

Section 5.9.        Reserved.

Section 5.10.      Reserved.

Section 5.11.      Reserved.

Section 5.12.      Reserved.

Section 5.13.      Name Change. Upon the Closing, Seller hereby irrevocably authorizes Buyer to file the Organizational Amendment with the Secretary of State of the State of North Carolina and in each state in which Seller is qualified to do business on Seller’s behalf. Furthermore, after the Closing, Seller shall discontinue the use of its current name (and any other tradenames currently utilized by Seller) and shall not subsequently change its name to or otherwise use or employ any name that includes the words “Green Remedies Waste and Recycling” or any variation thereof, without the prior written consent of Buyer. From and after the Closing, Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, dba’s or similar Intellectual Property rights utilized by Seller in the conduct of the Business, which right are included in the Purchased Assets purchased hereunder.

Section 5.14.      Reserved.

Section 5.15.      Post-Closing Cooperation.  For a period of two (2) years after the Closing, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Buyer and its Representatives in connection with the Buyer’s year-end audits, the transfer of Assumed Contracts to the Buyer, and the preparation of any reports required to be filed with the Securities and Exchange Commission or otherwise by Buyer, including, without limitation, providing any management representation letters reasonably requested by Buyer; provided that Seller shall not be required to incur any additional fees, expenses or personal liability (other than for fraud or gross negligence) in order to comply with this Section.

Section 5.16.      Parent Guarantee.  Parent unconditionally and irrevocably guarantees each and every representation, warranty, covenant, agreement and obligation of Buyer, and the full and timely performance of Buyer's obligations (including all payment obligations), in each case under the provisions of this Agreement. This is a guarantee of payment and performance and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.

ARTICLE VI

INDEMNIFICATION

Section 6.1.          Escrow Fund. On the Closing Date, Buyer shall cause to be deposited with a mutully agreed upon escrow agent (the “Escrow Agent”), a portion of the Purchase Price equal to $500,000 (the “Escrow Fund”), such deposit to be governed by the terms set forth herein and in the Escrow Agreement.

Section 6.2.          Survival. All representations and warranties contained in Articles II, III and IV will survive the Closing and will remain in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Sections 6.3 or 6.4 thereafter), except that (a) the Fundamental Representations (except as set forth in clause (b) below) shall survive the Closing indefinitely, and (b) the Special Representations shall survive the Closing until the six-month anniversary of the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof). A representation or warranty which is not a Fundamental Representation or a Special Representation is referred to herein as a “Non-Fundamental Representation”. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive indefinitely or for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing.

Section 6.3.          Indemnification by Seller and the Shareholder.

(a)               After the Closing and subject to this Article VI, Seller and the Shareholder, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Subsidiaries and its and their Affiliates, and their respective officers, directors, managers, shareholders, partners, employees, agents, advisors and Representatives (each, a “Buyer Indemnified Party”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with:

(i)                 the inaccuracy or breach of any representation or warranty made by Seller or the Shareholder in this Agreement or any of the Ancillary Agreements (other than the representations and warranties made in Article III);

(ii)              any breach or failure by Seller or the Shareholder to perform any of their covenants or obligations contained in this Agreement or any of the Ancillary Agreements;

(iii)            any Excluded Liabilities;

(iv)             the operation of the Business prior to the Closing;

(v)               any and all Company Taxes for all periods ending on or before the Closing Date;

(vi)             any Environmental Claims and the investigation, remediation or correction of Environmental Conditions caused by, relating to or arising out of (A) any conditions prior to the Closing at properties currently or previously owned, leased or operated by Seller or any predecessors in interest, (B) the operations prior to the Closing of Seller or any predecessors in interest, including without limitation arising out of the disposal, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by Seller or any predecessors in interest, and (C) any Release or threatened Release of any Hazardous Substance by a third party during periods prior to the Closing onto any Leased Real Property;

(vii)          any failure of Seller or any predecessors in interest to comply with Environmental Laws prior to the Closing, including the installation of any pollution control equipment or other equipment to bring their businesses into compliance with Environmental Law if such equipment is installed because their businesses were not in compliance with any Environmental Laws as of the Closing;

(viii)        any liability, obligation or legal responsibility arising under Environmental Laws assumed by Seller or any predecessors in interest prior to the Closing pursuant to the terms of any Contract, settlement or other written and legally binding arrangement between Seller or any predecessors in interest and any other Person;

(ix)             all actions, suits, proceedings, claims or demands incident to any of the foregoing or initiated to enforce the indemnification provisions herein; and

(x)               any Losses incurred as a result of Seller’s failure to obtain the Required Consents.

(b)               After the Closing and subject to this Article VI, the Shareholder shall indemnify, defend and hold harmless the Buyer Indemnified Parties against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with the inaccuracy or breach of any representation or warranty made by the Shareholder in Article III.

(c)               Notwithstanding anything to the contrary contained herein, except in the case of fraud, Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses under Section 6.3(a)(i) (other than Losses arising out of the breach of any Fundamental Representation)(the “Non-Fundamental Representation Losses”) unless and until such Non-Fundamental Representation Losses exceed $50,000 in the cumulative aggregate, after which point the Seller shall be liable for all indemnifiable Non-Fundamental Representation Losses incurred by the Buyer Indemnified Party up to an aggregate amount of $500,000, which shall not be limited to the Escrow Fund and shall be subject to the terms of Section 6.10 herein.

(d)               Notwithstanding anything to the contrary contained herein, in no event shall the rights of the Buyer Indemnified Parties under Sections 6.3(a) or 6.3(b) be limited by any knowledge of the Buyer Indemnified Parties or any disclosure made by Seller or the Shareholder.

(e)               In the case of any claim for indemnification of Losses (the “Fundamental and Special Representation Losses”) arising from a breach of any Fundamental Representation or Special Representation under Section 6.3(a)(i) of this Agreement, the aggregate cumulative liability of the Shareholder to indemnify the Buyer Indemnified Parties from and against any Fundamental and Special Representation Losses in excess of amounts satisfied from the Escrow Fund shall in all cases be limited to the portion of the Purchase Price received by the Shareholder (including amounts received pursuant to distributions from the Escrow Fund).

Section 6.4.          Indemnification by Buyer.

(a)               After the Closing and subject to this Article VI, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (each, a “Seller Indemnified Party”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or (ii) the Assumed Liabilities.

(b)               Notwithstanding anything to the contrary contained herein, in no event shall the rights of the Seller Indemnified Parties under Section 6.4(a) be limited by any knowledge of the Seller Indemnified Parties or any disclosure made by Buyer.

Section 6.5.          Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the Closing Date and terminate (the “Escrow Termination Date”) on the date that is six (6) months from the Closing Date (the “Escrow Period”), subject to the limitations set forth in this Section 6.5. On the Escrow Termination Date, all assets then remaining in the Escrow Fund shall be released as set forth herein; provided, that assets representing the amount of any claim made pursuant to Section 6.6 or Section 1.7 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim. Any portion of the Escrow Fund at the Escrow Termination Date for which there is no claim pursuant to this Article VI or pursuant to Section 1.7 (the “Remaining Escrow Amount”) shall be promptly delivered by the Escrow Agent in accordance with the terms of the Escrow Agreement to Seller.

Section 6.6.          Claims Upon the Escrow Fund. Subject to the provisions of this Article VI, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), other than in respect of a Third Party Claim, shall provide written notice to the Party or Parties liable for such indemnification (the “Indemnifying Party”) and the Escrow Agent, specifying in reasonable detail the individual items of Losses for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item or category is related (the “Indemnity Notice”). The Indemnity Notice shall be delivered by the Indemnified Party to the Indemnifying Party and the Escrow Agent on or before the last day of the Escrow Period. If the Indemnifying Party, within a period of ten (10) days after the giving of the Indemnity Notice, shall not give written notice to the Indemnified Party and the Escrow Agent announcing its intention to contest such assertion of the Indemnified Party, such assertion of the Indemnified Party shall be deemed accepted and the amount of the Losses shall be deemed established. If, however, the Indemnifying Party contests the assertion of the Losses, within the 10-day period, the Indemnified Party shall have the right to bring suit to resolve the contested assertion. The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and the amount of the Losses, and upon the execution of such agreement, such Losses shall be deemed established.

Section 6.7.          Notification of Claims.

(a)               An Indemnified Party shall promptly notify the Indemnifying Party in writing to Buyer or to Seller and the Shareholder, as applicable, with a copy to the Escrow Agent, of any third party claim in respect of which indemnity may reasonably be sought under this Article VI, including any pending claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)               Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.7(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, provided the Indemnifying Party shall (i) acknowledge in writing its indemnity obligations under this Article VI in full for such Third Party Claim and pay such Third Party Claim in full, agree to defend such Third Party Claim and prosecute such defense diligently and (ii) allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. Each of Seller, the Shareholder or Buyer (as the case may be), shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. Provided that the Indemnifying Party has assumed the defense and control of a claim or demand in accordance with this Section 6.7(b), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such claim or demand or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). In the event that the Indemnifying Party does not assume the defense and control of any Third Party Claim in accordance with this Section 6.7(b), the Indemnified Party shall be entitled to defend and control such claim as it deems appropriate, without prejudice to any other rights of the Indemnified Party under this Article VI.

Section 6.8.          Additional Indemnification Provisions.

(a)               Each of Seller, the Shareholder and Buyer agree that with respect to each indemnification obligation set forth in this Article VI: (i) all Losses shall be net of any Eligible Insurance Proceeds, and (ii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for any punitive or special damages other than punitive or special damages payable to third parties in connection with a Third Party Claim.

(b)               Any amount payable by an Indemnifying Party pursuant to this Article VI shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers any Eligible Insurance Proceeds in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article VI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)               If any portion of Losses to be reimbursed by the Indemnifying Party shall be covered, in whole or in part, by third party insurance coverage (including the insurance policies maintained for the benefit of Seller prior to the Closing), then any such insurance proceeds actually received by the Indemnified Party, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”, it being understood that such Indemnified Party shall use its reasonable efforts to make any such insurance claim.

Section 6.9.          Tax Treatment of Indemnity Payments. Seller, the Shareholder and Buyer agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VI (including this Section 6.9) is determined to be taxable to the Party receiving such payment by any Governmental Entity, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes), which amount shall be determined by the Independent Accountant.

Section 6.10.      Right of Setoff. In the event of any dispute between the Seller and a Buyer Indemnified Party regarding any claims for indemnification under this Article VI, subject to the terms of this Section 6.10, the Buyer is hereby authorized to, at any time and from time to time following the occurrence of such dispute, upon prior written notice to the Seller, set off and apply in the following order, the Escrow, then the Note payable to the Seller pursuant to Section 1.6, then the Additional Consideration and finally any Earn-Out Payment pursuant to Section 1.9, against any amounts owing to a Buyer Indemnified Party pursuant to this Article VI.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.          Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement, the sale of the Purchased Assets and the Ancillary Agreements shall be paid by the Party incurring such fees, costs or expenses.

Section 7.2.          Amendments. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller.

Section 7.3.          Waiver. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.4.          Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by electronic mail or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)               if to Seller:

Green Remedies Waste and Recycling, Inc.
P.O. Box 1599
Elon, North Carolina 27244-1599
E-mail: glallred@gmail.com

with a copy to:

Pittman & Steele, PLLC
Attention: Nathan Adams
1694 Westbrook Avenue
Post Office Box 2290
Burlington, North Carolina 27215
E-mail: nathan.adams@pittmansteelelaw.com

(b)               if to the Shareholder:

Alan Allred
P.O. Box 1599
Elon, North Carolina 27244-1599
E-mail: alan@greenremedieswaste.com

with a copy to

Pittman & Steele, PLLC
Attention: Nathan R. Adams
1694 Westbrook Avenue
Post Office Box 2290
Burlington, North Carolina 27215
E-mail: nathan.adams@pittmansteelelaw.com

(c)               if to Buyer:

Quest Resource Holding Corporation
3481 Plano Parkway
The Colony, Texas 75056
Attn: Laurie Latham
E-mail: LaurieL@questrmg.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Elizabeth Gonzalez-Sussman, Esq. and Kenneth A. Schlesinger, Esq.
E-mail: egonzalez@olshanlaw.com; kschlesinger@olshanlaw.com

Notices shall be deemed given upon receipt.

Section 7.5.          Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Seller Disclosure Schedule. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 7.6.          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or other electronic image scan transmission).

Section 7.7.          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and the Seller Disclosure Schedule) and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the Parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b), the provisions of Article VI shall be enforceable by the Indemnified Parties and other Persons referred to therein.

Section 7.8.          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.9.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 7.10.      Specific Enforcement; Consent to Jurisdiction.

(a)               The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas state court, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)               In addition, each of the Parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby and thereby in any court other than a Texas state court or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Texas and (iv) consents to service of process being made through the notice procedures set forth in Section 7.4.

(c)               Without limiting other means of service of process permissible under applicable Law, Seller and Buyer hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 7.11.      Waiver of Jury Trial. Each Party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Each Party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.11.

Section 7.12.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement and the Ancillary Agreements are fulfilled to the extent possible.

Section 7.13.      Effect of Investigation. No information provided to or obtained by Buyer or any other investigation or knowledge acquired by Buyer, any other Buyer Indemnified Party or any of their respective Representatives, whether before or after the execution hereof, shall (a) operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given (as modified by the Seller Disclosure Schedule delivered concurrently with the execution of this Agreement) by Seller or any condition to the obligations of Buyer, in each case, in this Agreement or any Ancillary Agreement or in any other instrument or document delivered in connection herewith or therewith, or (b) limit or otherwise affect the remedies available to Buyer hereunder (including, but not limited to, any Buyer Indemnified Party’s right to seek indemnification pursuant to Article VI hereof).

Section 7.14.      Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

“Acquired Business” means the Business being acquired under this Agreement.

“Actions” mean any criminal, civil or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations.

“Additional Assets” means any additional assets acquired by the Buyer that are related to the Acquired Business and managed by the Shareholder.

“Adjusted Gross Profit” or “Cash Adjusted Gross Profit” in respect of periods after December 31, 2019 means (i) Gross Profit, less (ii) Growth SG&A, less (iii) capital expense charges (“capital expense charges” are the capitalized costs and expenses determined in accordance with GAAP of acquiring and placing in service direct revenue producing assets with respect to the Acquired Business and any Additional Assets written off over a period of eighty-four months on a straight line basis commencing with the month in which revenue is first generated in respect thereof) or lease expense charges in the event any direct revenue producing assets are sold or otherwise transferred by Buyer and replaced with leased equipment, including without limitation in a sale-leaseback transaction, provided that any such third party lease expenses shall not exceed the capital expense charge for such asset (in all computations required under this Agreement, all leases shall be treated as operating and not capital leases consistent with Seller’s current practices).

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person. For the purposes of this definition, “Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Ancillary Agreements” mean, collectively, the Bill of Sale, Assignment and Assumption Agreement, Escrow Agreement, Employment Agreement, Lease, assignments with respect to the transfer of any Intellectual Property, the Note, the Consideration Agreement and the Consulting Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“CAGR” means compounded annual growth rate.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Company Tax” means any Tax, if and to the extent that the Company and any Subsidiary is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company, any Subsidiary, or any Company Tax.

“Current Assets” means (i) accounts receivable (excluding intercompany receivables) other than accounts receivables that are more than 90 days past due unless collected from and after the Closing Date until the date an Initial Statement is delivered by Buyer to Seller in accordance with Section 1.7 of this Agreement, and (ii) inventory of Seller, other than any such assets that are Excluded Assets (including, without limitation, cash).

“Current Liabilities” means accounts payable and accrued expenses, including all Tax liabilities and all employee benefits accrued through the Closing Date, other than any such liabilities that are Excluded Liabilities.

“Earn-Out End Date” means the earlier of (i) December 31, 2022 and (ii) the last day of the fiscal quarter during which the Shareholder is terminated by Buyer upon Disability, Death or Without Cause or Shareholder terminates his employment for Good Reason (each as defined in the Employment Agreement) during the Initial Term (as defined in the Employment Agreement).

“Environment” means all, or any part, of the air (including the air within buildings and natural or man-made structures above or below ground), sediment, soils, water and land.

“Environmental Claims” means any and all directives, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or requests for information by a Governmental Entity, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, Hazardous Material or any Environmental Permit, including, without limitation, (i) any and all claims by Governmental Entities for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment.

“Environmental Condition” means any and all conditions and circumstances of any property, including, without limitation, any property currently or formerly owned, operated or leased by Seller, relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or from a Release or threatened Release of Hazardous Materials into the indoor or outdoor Environment.

“Environmental Law” means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, drinking water, surface and groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety as related to exposure to Hazardous Materials.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), subscription rights, conversion rights, exchange rights, stock appreciation rights, profit participation, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financing” means third party debt financing on commercially reasonable terms and conditions, including, without limitation, amounts and interest rate, acceptable to Buyer in its sole discretion.

“Fundamental Representations” means the representations and warranties of Seller and the Shareholder made in Sections 2.1 (relating to Organization, Standing and Power), 2.2 (relating to authority), 2.3 (that portion thereof relating to title to assets), 2.4 (Noncontravention; Governmental Approvals), 2.6, 2.18, 2.20, 2.22, 2.26, 2.27 (in respect of matters concerning title), 3.1, 3.2, and 3.3.

“FY 2019 Adjusted Gross Profit” or “FY 2019 Cash Adjusted Gross Profit” means the difference between 2019 revenues from sales of goods and services, including equipment rental income, and 2019 cost of goods sold, as determined in accordance with GAAP, plus depreciation, amortization and interest charges for 2019 to the extent included in such computation; provided, that, in the event that it is determined that any GAAP-related adjustments for 2019, including for property Taxes, as determined in connection with the audit of Seller’s financial statements for the year ended December 31, 2019, have not been deducted in the determination thereof, but are deducted in determining the Adjusted Gross Profit in respect of future periods, said sum shall be reduced by the amount which should have been deducted.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

“Gross Profit” means, with respect to the Acquired Business and any Additional Assets, the difference between revenues from sales of goods and services, including equipment rental income, and cost of goods sold, as determined in accordance with GAAP, plus depreciation, amortization and interest charges to the extent included in such computation; provided that, with respect to any Additional Assets, (i) the contingent consideration paid or to be paid by the Buyer for such Additional Assets will be deducted from revenues and (ii) the baseline Gross Profit used for the valuation of such Additional Assets will be deducted. For clarity, Gross Profit with respect to the Acquired Business shall be determined following the completion of the audit of the Business for fiscal year 2019.

“Growth SG&A” means, with respect to the Acquired Business and any Additional Assets, the sum of all direct selling and marketing expenses, including without limitation, any additional sales payroll and expenses related to travel, conferences and meals, and other general and administrative expenses of the Acquired Business and Additional Assets, mutually agreed upon by the Buyer and Seller that are incurred in connection with the growth of the Acquired Business and Additional Assets, to be determined as part of the Acquired Business’ budgeting process.

“Hazardous Material” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the Release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, greenhouse gas and any other substance that may give rise to liability under any Environmental Law.

“Indebtedness” shall mean as at any date of determination, the sum of the following items of Seller, without duplication: (i) obligations of Seller created, issued or incurred for borrowed money, including all fees and obligations thereunder (including interest and similar charges however denominated, late fees, and any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations of Seller to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of Seller and all drafts thereunder, (iv) capital lease obligations of Seller, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

“Intellectual Property” shall mean all intellectual property rights, including without limitation Patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means, with respect to any matter in question, the actual knowledge, after due inquiry of the Employees of Seller with direct responsibility for the subject matter to which such knowledge relates.

“Lien” means any mortgage, pledge, lien (statutory or other), defect of title, charge, option, restriction on transfer (such as a right of first offer or refusal), third-party right, conditional or installment sale agreement, encroachment, survey exception, encumbrance, liability, obligation, security interest or other claim of any kind or nature whatsoever; provided, however, that Liens shall exclude liens for Taxes which are not yet due and payable.

“Loss” or “Losses”” means any and all losses, damages, costs, fees, expenses, debts, charges, liabilities, settlement payments, awards, judgments, penalties, fines, interest, obligations, and claims of any kind.

“Material Adverse Effect” means any event or circumstance that, individually or in the aggregate, has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), liabilities or operations of the Business, Purchased Assets or Assumed Liabilities.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Seller, or any entity which is or was a Commonly Controlled Entity with Seller is making, is obligated to make, or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.001 per share.

“Past Due” means any customer accounts receivable more than thirty-one days past the due date specified on the invoice and vendor accounts payable over the longer of (i) thirty-one days past the invoice date; (ii) thirty-one days past the end of the applicable service period or (iii) the stated due date on the vendor invoice.

“Patents” means worldwide patents, patent applications, invention disclosures, and other rights of invention, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of any of the foregoing.

“Permitted Encumbrances” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) landlords’, workers’, carriers’ and mechanic and other like Liens incurred in the ordinary course of the Business with respect to amounts that are not Past Due and (c) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity that do not interfere with the present or proposed use of the properties they affect.

“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

“Post-Closing Period” means any Tax period beginning on or after the Closing Date.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor Environment.

“Representatives” means, with respect to any person, such person’s directors, managers, shareholders, partners, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Seller Benefit Plan” means (other than a Multiemployer Plan) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase, phantom stock or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, tuition, company car, club dues, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, employment agreement, consulting agreement, retainer agreement, golden parachute agreement, benefit contingent upon a change in control, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Seller, which covers any employee or former employee of Seller by virtue of their current or former employment with Seller, or in connection with which Seller has any liability.

“Seller Transaction Expenses” means all expenses of Seller and the Shareholder incurred or to be incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby to be consummated on or before the Closing, including fees and expenses incurred in connection with the repayment of Indebtedness, and fees and disbursements of the Seller’s attorneys, accountants, investment bankers and other advisors and service providers, payable by the Seller or the Shareholder and that, in each case, have not been paid as of the Closing Date.

“Special Representations” means the representations and warranties of Seller and the Shareholder made in Sections 2.9 (Litigation); 2.14 (Tax Matters); 2.15 (ERISA Compliance); and 2.17 (Environmental Matters).

A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first person.

“Target Working Capital” means $506,998.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable law, together with any interest, penalties or any other additions or increases.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity.

“Working Capital” means the Current Assets and Current Liabilities of Seller, determined in accordance with GAAP and excluding balance sheet cash.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

QUEST RESOURCE MANAGEMENT GROUP, LLC

By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Senior Vice President and Secretary

GREEN REMEDIES WASTE AND RECYCLING, INC.

By:	/s/ Alan D. Allred
	Name:	Alan D. Allred
	Title:	President

SHAREHOLDER:

/s/ Alan Allred
ALAN ALLRED

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Senior Vice President and Secretary